FORM 18-K/A
          For Foreign Governments and Political Subdivisions Thereof

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              AMENDMENT NO. 5 to

                                 ANNUAL REPORT

                                      of

                           PROVINCE OF NEW BRUNSWICK
                                    CANADA
                             (Name of Registrant)

                Date of end of last fiscal year: March 31, 2001

                            SECURITIES REGISTERED*
                         (As of close of fiscal year)

================================================================================
                         Amounts as to                   Names of
  Title of issue       which registration               Exchanges on
                         is effective                 which registered
================================================================================


         Names and addresses of persons authorized to receive notices and communications from the Securities and Exchange Commission




                           WILLIAM BRIAN SCHUMACHER
                             Deputy Consul General
                          Canadian Consulate General
                          1251 Avenue of the Americas
                             New York, N.Y. 10020
                                  Copies to:

            JOHN W. WHITE                            BRYAN MACDONALD
       Cravath, Swaine & Moore                  Assistant Deputy Minister
           Worldwide Plaza                          Treasury Division
          825 Eighth Avenue                     Province of New Brunswick
        New York, N.Y. 10019                          P.O. Box 6000
                                               Fredericton, New Brunswick
                                                     Canada E3B 5H1

* The Registrant is filing this amendment to its annual report on a voluntary basis.

          This amendment to the annual report of the Province of New Brunswick on Form 18-K/A for the year ended March 31, 2001 comprises:

(a)       Pages numbered 1 to 4 consecutively.

(b)       The following exhibit:

          Exhibit (n): Underwriting Agreement relating to the Province of New
                       Brunswick's 3.50% Notes due October 23, 2007

          Exhibit (o): Form of 3.50% Notes Due October 23, 2007

          Exhibit (p): Opinion and consent of the Deputy Attorney General/Deputy
                       Ministers of Justice of the Province of New Brunswick




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



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the annual report to be signed on its behalf by the undersigned, thereunto duly authorized, at Fredericton, Canada on the 23rd day of October, 2002.


                                             PROVINCE OF NEW BRUNSWICK



                                             By    /s/ Bryan MacDonald
                                                --------------------------------
                                             Name:  Bryan MacDonald
                                             Title: Assistant Deputy Minister
                                                    Treasury Division





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




                                 EXHIBIT INDEX



          Exhibit (n): Underwriting Agreement relating to the Province of
                       New Brunswick's 3.50% Notes Due October 23, 2007

          Exhibit (o): Form of 3.50% Notes Due October 23, 2007

          Exhibit (p): Opinion and consent of the Deputy Attorney
                       General/Deputy Minister of Justice of the Province of New Brunswick







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